Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES C CONVERTIBLE PREFERRED STOCK OF
I-ON DIGITAL CORP.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, I-ON Digital Corp., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 910,000 shares designated “Series C Convertible Preferred Stock,” with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Certificate of Incorporation, to amend the Company’s Certificate of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series C Convertible Preferred Stock, par value $.0001 per share (the “Series C Stock”), which Series C Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series C Convertible Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series C Convertible Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and directed to issue shares of the Series C Stock.

FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers’ execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is, authorized and directed: (i) to execute, deliver and file, on behalf of the Company, the Amendment and the Certificate of Designation; (ii) upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, to issue stock certificates representing shares of Series C Stock; (iii) to execute, deliver and file any and all additional certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of Preferred Stock, to authorize and issue the new Series C Preferred Stock of such class, as originally contemplated in the Debenture, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

December 15, 2023

I-ON DIGITAL CORP.

/s/ Carlos X. Montoya
Name:	Carlos X. Montoya
Title:	Chief Executive Officer

Appendix A

SERIES C CONVERTIBLE PREFERRED STOCK TERMS

I-ON Digital Corp., a corporation organized and existing under the laws of the State of Delaware (“Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its certificate of incorporation and bylaws, has and hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

1. Designation and Number of Shares. Pursuant to Article Fourth of the Company’s Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, par value $0.0001 per share), there shall hereby be created and established a series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Shares”). The authorized number of Series C Preferred Shares shall be Nine Hundred Ten Thousand (910,000) shares. Each Series C Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meanings as set forth in Section 15 below.

2. Ranking. The Series C Preferred Shares shall rank junior to any existing and future indebtedness of the Company, and to any existing series of the Company’s Preferred Stock; in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Senior Securities”) or any future series of existing indebtedness or preferred stock of pari passu rank to the Series C Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Parity Stock”), all other shares of capital stock of the Company shall be junior in rank to all Series C Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Series C Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Shares shall maintain their relative rights, powers, preferences, privileges, and designations provided for herein and no such merger or consolidation shall result inconsistent therewith.

3. Conversion. From and after the date of issuance of any Series C Preferred Shares (the “Initial Issuance Date”), each Series C Preferred Share shall be convertible into Twenty (20) (the “Conversion Rate”) validly issued, fully paid and non-assessable shares of Common Stock (as defined below). To convert Series C Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (via electronic mail), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion of Series C Preferred Shares subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company. Within three (3) Trading Days following a conversion of any such Series C Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Series C Preferred Shares (the “Series C Preferred Share Certificates”) so converted as aforesaid. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Series C Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Series C Preferred Shares to the Company following conversion thereof unless the full or remaining number of Series C Preferred Shares represented by the certificate are being converted. Each Holder and the Company shall maintain records showing the number of Series C Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Series C Preferred Shares upon each such conversion. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series C Preferred Shares.

4. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. There shall be no adjustment to the Conversion Rate should the Company at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares or if the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares.

5. Authorized Shares.

(a) Reservation. The Company shall as of the Adjustment Date so long as any of the Series C Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, as of any given date, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series C Preferred Shares issued or issuable pursuant to this Certificate of Designation without taking into account any limitations on the issuance of securities set forth herein, provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designation) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Series C Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Series C Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Series C Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series C Preferred Shares shall be allocated to the remaining Holders of Series C Preferred Shares, pro rata based on the number of Series C Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If, notwithstanding Section 5(a) and not in limitation thereof, at any time while any of the Series C Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Series C Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Series C Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting or obtain written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement or information statement, as applicable, and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.

6. Voting Rights. The Series C Preferred Stock shall be entitled to vote on matters as to which holders of Common Stock shall be entitled to vote at a rate of one (1) vote per share of Series C Preferred Stock.

7. Vote to Change the Terms of or Issue Series C Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not amend or repeal any provision of, or add any provision to, its Certificate of incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series C Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise.

8. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Series C Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

9. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

11. Notices. The Company shall provide each Holder of Series C Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of incorporation or the Bylaws and by applicable law to the Holder’s last known address as set forth in the records of the Company.

12. Transfer of Series C Preferred Shares. Any Holder may transfer some or all of its Series C Preferred Shares without the consent of the Company.

13. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series C Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Series C Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Series C Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

14. Amendment. This Certificate of Designation or any provision hereof may only be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

15. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(c) “DGCL” means the Delaware General Corporation Law as in effect from time to time.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(e) “Required Holders” means the holders of at least a majority of the outstanding Series C Preferred Shares.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series C Convertible Preferred Stock of I-ON Digital Corp. to be signed by its duly authorized officer on this 15th day of December, 2023

I-ON DIGITAL CORP.

/s/ Carlos X. Montoya
Name:	Carlos X. Montoya
Title:	Chief Executive Officer

EXHIBIT A

I-ON DIGITAL CORP. CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series C Convertible Preferred Stock of I-ON Digital Corp. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock (the “Series C Preferred Shares”), of I-ON Digital Corp., a Delaware corporation (the “Company”), indicated below into shares of common stock of the Company, as of the date specified below.

Date of Conversion: _______________________________________________________________________________

Number of Series C Preferred Shares to be converted: ______________________________________________________

Share certificate no(s). of Series C Preferred Shares to be converted: __________________________________________

Tax ID Number (If applicable): _______________________________________________________________________

Conversion Price: ________________________________________________________________________________

Number of shares of Common Stock to be issued:________________________________________________________

Please issue the shares of Common Stock into which the Series C Preferred Shares are being converted in the following name and to the following address:

Issue to:________________________________________________________________________________________

Address: _______________________________________________________________________________________

Telephone Number: _______________________________________________________________________________

Facsimile Number: ________________________________________________________________________________

Holder: ________________________________________________________________________________________

By:_____________________________________________

Title:___________________________________________

Dated:__________________________________________

Account Number (if electronic book entry transfer):

__________________________________________________

Transaction Code Number (if electronic book entry transfer):

__________________________________________________

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby direct [_________] to issue the above indicated number of shares of Common Stock in accordance with the Conversion Notice dated _____________ 202___ from the Company and acknowledged and agreed to by _________________.

I-ON DIGITAL CORP.

Name:	Carlos Montoya
Title:	Chief Executive Officer